As filed with the Securities and Exchange Commission on January 29, 2015

Registration No. 333-117595

Registration No. 333-135347

Registration No. 333-144452

Registration No. 333-159867

Registration No. 333-167776

Registration No. 333-175238

Registration No. 333-182943

Registration No. 333-198880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-117595

FORM S-8 REGISTRATION STATEMENT NO. 333-135347

FORM S-8 REGISTRATION STATEMENT NO. 333-144452

FORM S-8 REGISTRATION STATEMENT NO. 333-159867

FORM S-8 REGISTRATION STATEMENT NO. 333-167776

FORM S-8 REGISTRATION STATEMENT NO. 333-175238

FORM S-8 REGISTRATION STATEMENT NO. 333-182943

FORM S-8 REGISTRATION STATEMENT NO. 333-198880

UNDER

THE SECURITIES ACT OF 1933

AUXILIUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-3016883
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

640 Lee Road

Chesterbrook, Pennsylvania 19087

(484) 321-5900

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan

Auxilium Pharmaceuticals, Inc. 2004 Employee Stock Purchase Plan

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as Amended

Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, Amended and Restated as of June 13, 2007

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, Amended and Restated as of June 10, 2009

Auxilium Pharmaceuticals, Inc. 2006 Employee Stock Purchase Plan, Amended and Restated, Effective as of April 18, 2010

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, Amended and Restated as of June 16, 2011

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, Amended and Restated as of June 21, 2012

Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan Amended and Restated as of May 21, 2014

(Full Title of the Plans)

Rajiv De Silva

President and Chief Executive Officer

Auxilium Pharmaceuticals, Inc.

640 Lee Road

Chesterbrook, Pennsylvania 19807

(484) 321-5900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Alison S. Ressler

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

(310) 712-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Auxilium Pharmaceuticals, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-117595, originally filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2004, which registered the offering of an aggregate of 2,980,713 shares of the Company’s common stock, $0.01 par value per share (“Shares”);

•	Registration Statement No. 333-135347, originally filed with SEC on June 26, 2006, which registered the offering of an aggregate of 3,454,550 Shares;

•	Registration Statement No. 333-144452, originally filed with SEC on July 10, 2007, which registered the offering of an aggregate of 2,000,000 Shares;

•	Registration Statement No. 333-159867, originally filed with SEC on June 10, 2009, which registered the offering of an aggregate of 2,650,000 Shares;

•	Registration Statement No. 333-167776, originally filed with SEC on June 25, 2010, which registered the offering of an aggregate of 500,000 Shares;

•	Registration Statement No. 333-175238, originally filed with SEC on June 30, 2011, which registered the offering of an aggregate of 3,750,000 Shares;

•	Registration Statement No. 333-182943, originally filed with SEC on July 31, 2012, which registered the offering of an aggregate of 1,400,000 Shares; and

•	Registration Statement No. 333-198880, originally filed with SEC on September 22, 2014, which registered the offering of an aggregate of 2,500,000 Shares.

The Company is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

On January 29, 2015, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 2014 (the “Merger Agreement”), among the Company, Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), Endo U.S. Inc., a Delaware corporation and Avalon Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Endo.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on this January 29, 2015.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajiv De Silva	President, Chief Executive Officer and Director	January 29, 2015
Rajiv De Silva

/s/ Suketu P. Upadhyay	Executive Vice President, Chief Financial Officer and Director	January 29, 2015
Suketu P. Upadhyay